Exhibit 99.1

RRD REPORTS FIRST QUARTER 2018 RESULTS

REPORTS SALES GROWTH IN BOTH MARKETING SOLUTIONS AND BUSINESS SERVICES

REAFFIRMS FULL YEAR GUIDANCE

Chicago, May 1, 2018 – R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD”) today reported financial results for the first quarter of 2018.

Key messages

•	Net sales grew 2.9% and organic sales grew 1.3% for the first quarter 2018 - represents second consecutive quarter of organic growth
•

GAAP and non-GAAP income from operations down from prior year - both include unfavorable foreign exchange losses of approximately $12 million and an $8.3 million charge related to a retail client bankruptcy

•	GAAP and non-GAAP diluted earnings (loss) per share both include reduced interest expense of $6.6 million and higher income tax expense
•

Results provided on recently announced new segment basis - Marketing Solutions, a preeminent provider of multichannel marketing activation programs and Business Services, a premier global provider of business communications services

•	Company reaffirms its full year guidance

“I am pleased to report that we delivered our second consecutive quarter of organic sales growth as we extend our differentiated capabilities to win new business and fuel growth with our existing clients.  And despite an unexpected client bankruptcy-related charge and unfavorable foreign exchange rates, our underlying results for the first quarter of 2018 were in line with our expectations, and we remain on track to deliver our plan for the year,” said Dan Knotts, RRD’s President and Chief Executive Officer.  “Our sales growth is directly attributable to the progress we are making in advancing our strategic transformation as a leading marketing and business communications services company.  Our new organizational alignment positions us to further leverage our extensive business portfolio to help our clients create better connections with their customers across the full customer journey – from the marketing programs needed to acquire new and repeat customers, to the business communications that service those customers and strengthen the brand over time. Our teams remain focused on executing our cost reduction plans and driving long-term value for our stockholders.”

Financial highlights

The following table provides an overview of RRD’s financial performance.

	Q1 2018	Q1 2017
Net sales	$1.71 billion	$1.66 billion
Income from operations	$32.2 million	$43.3 million
Net loss attributable to common stockholders	$(9.6) million	$(50.1) million
Diluted loss per share	$(0.14)	$(0.71)
Income from operations - Non-GAAP (1)	$32.9 million	$54.5 million
Net (loss) earnings attributable to common stockholders - Non-GAAP (1)	$(7.1) million	$10.0 million
Diluted (loss) earnings per share - Non-GAAP (1)	$(0.10)	$0.14
(1)	See page 8 for a complete listing of items excluded and a reconciliation of GAAP to non-GAAP amounts.

Net sales in the quarter were $1.71 billion, up $48.9 million or 2.9% from the first quarter of 2017. On an organic basis, consolidated net sales increased 1.3% driven by higher volumes in both segments as well as higher fuel surcharges in Business Services, partially offset by price pressure in Business Services. From a products and services perspective, Packaging, Logistics, Direct Mail and Business Process Outsourcing accounted for most of the increase while Commercial Print was down due to ongoing secular pressure and lower specialty card sales.

Gross profit in the first quarter of 2018 was $294.7 million or 17.3% of net sales versus $326.8 million or 19.7% of net sales in the prior year quarter. The favorable impact of volume growth and cost reduction initiatives was more than offset by inflationary increases, primarily in paper and costs of transportation, unfavorable changes in foreign exchange rates, operational inefficiencies due to volume reductions from two clients and modest price pressure.

Selling, general and administrative expenses (“SG&A”) of $214.6 million, or 12.6% of net sales, in the first quarter of 2018 decreased from $225.8 million, or 13.6% of net sales, in the prior year. The improvement was primarily due to cost reduction initiatives, partially offset by higher bad debt expense due to the retail client bankruptcy.

Income from operations was $32.2 million in the first quarter compared to $43.3 million in the 2017 quarter. The first quarter of 2018 included pre-tax restructuring and other charges of $0.8 million. The prior year period included pre-tax restructuring and other charges of $9.1 million and $2.1 million for spinoff-related transaction expenses. Non-GAAP income from operations of $32.9 million, or 1.9% of net sales, decreased $21.6 million from $54.5 million, or 3.3% of net sales, reported in the prior year period. This decrease was primarily due to lower gross profit, partially offset by lower SG&A and depreciation and amortization expense.

Net loss attributable to common stockholders of $9.6 million in the first quarter compared to a net loss of $50.1 million in the first quarter of 2017. The prior year period included a loss of $51.6 million related to the sale of the Company’s equity interest in LSC Communications, Inc. (“LSC”). Non-GAAP net loss attributable to common stockholders was $7.1 million, a decrease of $17.1 million compared to net earnings of $10.0 million in the first quarter of 2017, primarily driven by lower income from operations and higher taxes, partially offset by lower interest expense. The prior year effective tax rate included a one-time benefit due to a favorable tax rate change obtained in Asia.

First quarter 2018 diluted loss per share attributable to common stockholders was $0.14 compared to diluted loss per share of $0.71 in the first quarter of 2017. Non-GAAP diluted loss per share attributable to common stockholders was $0.10 in 2018 compared to diluted earnings per share of $0.14 in 2017.

Other highlights and information

Cash used in operating activities in 2018 was $140.3 million compared to $5.0 million in the prior year period. The decrease in net cash flow from operating activities primarily related to net unfavorable changes in working capital and higher tax payments. Capital expenditures in 2018 were $21.5 million versus $26.1 million in the prior year period.

As of March 31, 2018, cash on hand was $235.2 million and total debt outstanding was $2.19 billion, including $258.0 million drawn against the credit facility. Availability under the credit facility was $477.3 million at March 31, 2018.

During the first quarter of 2018, the Company sold a vacant building in Europe for $12.0 million cash. The resulting pre-tax gain of $4.9 million was recorded as a reversal of a previously recorded impairment charge and is reflected in restructuring and other charges in the Consolidated Statement of Operations.

2018 guidance

The Company reaffirms its guidance previously issued on February 27, 2018 as follows:

Current Guidance
May 1, 2018
Net sales	$6.80 billion to $7.00 billion
Non-GAAP diluted EPS (1)	$0.90 to $1.20
Cash flow from operations	$190 million to $225 million

Depreciation and amortization	$185 million to $190 million
Interest expense - net	$165 million to $170 million
Effective tax rate - Non-GAAP (1)	Approximately 40%
Capital expenditures	$100 million to $115 million

(1)

Certain components of the guidance given in the table above are provided on a non-GAAP basis only, without providing a reconciliation to guidance provided on a GAAP basis. Information is presented in this manner, consistent with SEC rules, because the preparation of such a reconciliation could not be accomplished without "unreasonable efforts." The Company does not have access to certain information that would be necessary to provide such a reconciliation, including non-recurring items and other items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, restructuring charges, impairment charges, pension settlement charges, acquisition-related expenses, gains or losses on investments and business disposals, losses on debt extinguishment, OPEB curtailment and other similar gains or losses not reflective of the Company's ongoing operations. The Company does not believe that excluding such items is likely to be significant to an assessment of the Company's ongoing operations, given that such excluded items are not believed to be indicators of business performance.

Conference call

RRD will host a conference call to discuss its first quarter results Wednesday, May 2, 2018 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Participants may listen to the call by dialing 612.234.9960 (access code 447604#). For those unable to listen live, a telephonic replay of the call will be available until July 31, 2018 at 320.365.3844 (access code 447604#).

A slide presentation will be available in Events & Presentations in the Investors section of the RRD website at www.rrd.com.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With more than 50,000 clients and 43,000 employees across 34 countries, RRD offers the industry’s most comprehensive portfolio of solutions designed to help companies - from Main Street to Wall Street - optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver and optimize their marketing and business communications strategies.

For more information, visit the Company's web site at www.rrd.com.

Use of non-GAAP information

This news release contains non-GAAP financial measures, including non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales. The Company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide useful information about its operating results and enhance the overall ability to assess the Company’s financial performance. These measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. RRD uses these non-GAAP measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Additional information relating to the adjustments for the non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales for RRD is set forth in the attached schedules.

Use of forward-looking statements

This news release includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the business, strategy and plans of the Company and its expectations relating to future financial condition and performance. These statements include all those under the column labeled “2018 Guidance” in the table included under the “2018 Guidance” section. Statements that are not historical facts, including statements about RRD’s management’s beliefs and expectations, are forward-looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While RRD believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond RRD’s control. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from RRD’s current expectations depending upon a number of factors affecting the business and risks associated with the performance of the business. These factors include such risks and uncertainties detailed in RRD’s periodic public filings with the SEC, including but not limited to those discussed under the “Risk Factors” section in RRD’s Form 10-K for the fiscal year ended December 31, 2017, and other filings with the SEC and in other investor communications of RRD from time to time. RRD does not undertake to and specifically disclaims any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

Brian Feeney, Senior Vice President, Investor Relations

Telephone: 630-322-6908

E-mail: brian.feeney@rrd.com

Source: RRD

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2018 and 2017
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended March 31,
	2018	2017
Total net sales	$1,707.8	$1,658.9

Total cost of sales (1)	1,413.1	1,332.1

Total gross profit (1)	294.7	326.8
Selling, general and administrative expenses (SG&A) (1)	214.6	225.8
Restructuring and other - net	0.8	9.1
Depreciation and amortization	47.2	48.6
Other operating income	(0.1)	—
Income from operations	32.2	43.3
Interest expense - net	41.7	48.3
Investment and other (income) expense - net	(5.6)	44.6
Loss on debt extinguishment	0.1	—
Loss before income taxes	(4.0)	(49.6)
Income tax expense	5.3	0.2
Net loss	(9.3)	(49.8)
Less: Income attributable to noncontrolling interests	0.3	0.3
Net loss attributable to RRD common stockholders	$(9.6)	$(50.1)

Net loss per share attributable to RRD common stockholders:
Basic net loss per share	$(0.14)	$(0.71)
Diluted net loss per share	$(0.14)	$(0.71)

Weighted average common shares outstanding:
Basic	70.3	70.1
Diluted	70.3	70.1

Additional information:
Gross margin (1)	17.3%	19.7%
SG&A as a % of total net sales (1)	12.6%	13.6%
Operating margin	1.9%	2.6%
Effective tax rate	(132.5%)	(0.4%)

(1)	Exclusive of depreciation and amortization.

R.R. Donnelley & Sons Company
Condensed Consolidated Balance Sheets
As of March 31, 2018 and December 31, 2017
(UNAUDITED)
(in millions, except per share data)

	3/31/2018	12/31/2017
Assets

Cash and cash equivalents	$235.2	$273.4
Receivables, less allowances for doubtful accounts	1,345.4	1,417.6
Inventories	339.9	416.8
Prepaid expenses and other current assets	115.8	109.1
Total Current Assets	2,036.3	2,216.9
Property, plant and equipment - net	588.7	615.1
Goodwill	590.7	588.5
Other intangible assets - net	136.3	143.3
Deferred income taxes	73.3	81.7
Other noncurrent assets	255.3	259.0
Total Assets	$3,680.6	$3,904.5

Liabilities

Accounts payable	860.8	1,094.7
Accrued liabilities	349.2	447.5
Short-term and current portion of long-term debt	219.1	10.8
Total Current Liabilities	1,429.1	1,553.0
Long-term debt	1,969.4	2,098.9
Pension liabilities	93.6	102.7
Other postretirement benefits plan liabilities	108.8	113.2
Long-term income tax liability	59.4	59.4
Other noncurrent liabilities	208.6	180.2
Total Liabilities	$3,868.9	$4,107.4

Equity

Common stock, $0.01 par value	0.9	0.9
Authorized: 165.0 shares;
Issued: 89.0 shares in 2018 and 2017

Additional paid-in capital	3,412.5	3,444.0
Accumulated deficit	(2,232.3)	(2,225.7)
Accumulated other comprehensive loss	(82.7)	(103.7)
Treasury stock, at cost, 18.7 shares in 2018 (2017 - 18.9 shares)	(1,301.2)	(1,333.1)
Total RRD stockholders' equity	(202.8)	(217.6)
Noncontrolling interests	14.5	14.7
Total Equity	$(188.3)	$(202.9)
Total Liabilities and Equity	$3,680.6	$3,904.5

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2018 and 2017
(UNAUDITED)
(in millions)

	2018	2017

Net loss	$(9.3)	$(49.8)
Adjustment to reconcile net loss to net cash used in operating activities	56.2	103.3
Changes in operating assets and liabilities	(180.9)	(53.6)
Pension and other postretirement benefits plan contributions	(6.3)	(4.9)
Net cash used in operating activities	$(140.3)	$(5.0)

Capital expenditures	(21.5)	(26.1)
All other cash provided by investing activities	49.2	111.5
Net cash provided by investing activities	$27.7	$85.4

Net cash provided by (used in) financing activities	$66.1	$(153.3)

Effect of exchange rate on cash, cash equivalents and restricted cash	4.4	1.5

Net change in cash, cash equivalents and restricted cash	$(42.1)	$(71.4)

Cash, cash equivalents and restricted cash at beginning of year	301.5	335.9

Cash, cash equivalents and restricted cash at end of period	$259.4	$264.5

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Three Months Ended March 31, 2018 and 2017
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended March 31, 2018					For the Three Months Ended March 31, 2017
	Income from operations	Investment and other income - net	Income tax expense	Net loss attributable to common stockholders	Net loss attributable to common stockholders per diluted share	SG&A (1)	Income from operations	Investment and other expense (income) - net	Income tax expense	Net (loss) earnings attributable to common stockholders	Net (loss) earnings attributable to common stockholders per diluted share
GAAP basis measures	$32.2	$(5.6)	$5.3	$(9.6)	$(0.14)	$225.8	$43.3	$44.6	$0.2	$(50.1)	$(0.71)

Non-GAAP adjustments:
Restructuring and other-net (2)	0.8	—	0.1	0.7	0.01	—	9.1	—	1.6	7.5	0.10
Spinoff-related transaction expenses (3)	—	—	—	—	—	(2.1)	2.1	—	0.8	1.3	0.02
Pension settlement charges (4)	—	(0.3)	0.1	0.2	—	—	—	—	—	—	—
Net loss on investments (5)	—	—	—	—	—	—	—	(50.3)	(1.0)	51.3	0.73
Income tax adjustment (6)	—	—	(1.6)	1.6	0.03	—	—	—	—	—	—
All other	(0.1)	—	—	—	—	—	—	—	—	—	—
Total Non-GAAP adjustments	0.7	(0.3)	(1.4)	2.5	0.04	(2.1)	11.2	(50.3)	1.4	60.1	0.85
Non-GAAP measures	$32.9	$(5.9)	$3.9	$(7.1)	$(0.10)	$223.7	$54.5	$(5.7)	$1.6	$10.0	$0.14

			2018	2017
GAAP diluted weighted average common shares outstanding			70.3	70.1
Dilutive impact of change in earnings			—	0.2
Non-GAAP diluted weighted average common shares outstanding			70.3	70.3

Additional non-GAAP information:			2018	2017
Gross margin (1)			17.3%	19.7%
SG&A as a % of total net sales (1)			12.6%	13.5%
Operating margin			1.9%	3.3%
Effective tax rate			(134.5%)	13.4%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring and other - net: included pre-tax charges of $3.2 million for employee termination costs; $1.6 million of lease termination and other restructuring costs; a $4.9 million net gain on the sale of previously impaired assets; $0.3 million related to impairment of buildings, machinery and equipment associated with facility closures; and $0.6 for multi-employer pension plan withdrawal obligations unrelated to facility closures. Charges incurred in the first quarter of 2017 included pre-tax charges of $6.4 million for employee termination costs; $1.6 million of lease termination and other restructuring costs; $0.6 million for multi-employer pension plan withdrawal obligations unrelated to facility closures; and $0.5 million of impairment charges related to equipment.

(3)

Spinoff-related transaction expenses: included pre-tax charges of $2.1 million related to consulting and other expenses for the three months ended March 31, 2017 associated with the Separation and Distribution.

(4)	Pension settlement charges: included a $0.3 million pension settlement charge for the three months ended March 31, 2018.
(5)

Net loss on investments: included a pre-tax loss of $51.6 million ($51.6 million after-tax) resulting from the sale of the Company’s investment in LSC, partially offset by a pre-tax gain of $1.3 million ($0.3 million after-tax) related to the Company’s affordable housing investments for the three months ended March 31, 2017.

(6)

Income tax adjustment: primarily included an adjustment of $2.3 million to increase the provisional amounts recorded at December 31, 2017 for the impact of the Tax Cuts and Jobs Act of 2017 for the three months ended March 31, 2018.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Three Months Ended March 31, 2018 and 2017
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Three Months Ended March 31, 2018
Net sales	$1,416.1	$291.7	$—	$1,707.8
Income (loss) from operations	39.8	12.3	(19.9)	32.2
Operating margin %	2.8%	4.2%	nm	1.9%

Non-GAAP Adjustments
Restructuring and other-net	(1.6)	1.5	0.9	0.8
Net gain on disposal of business	(0.1)	—	—	(0.1)
Total Non-GAAP adjustments	(1.7)	1.5	0.9	0.7

Non-GAAP income (loss) from operations	$38.1	$13.8	$(19.0)	$32.9
Non-GAAP operating margin %	2.7%	4.7%	nm	1.9%

Depreciation and amortization	34.0	11.9	1.3	47.2
Investment and other income-net	0.4	—	5.5	5.9
Non-GAAP Adjusted EBITDA	$72.5	$25.7	$(12.2)	$86.0
Non-GAAP Adjusted EBITDA margin %	5.1%	8.8%	nm	5.0%

For the Three Months Ended March 31, 2017
Net sales	$1,376.4	$282.5	$—	$1,658.9
Income (loss) from operations	58.7	4.9	(20.3)	43.3
Operating margin %	4.3%	1.7%	nm	2.6%

Non-GAAP Adjustments
Restructuring and other-net	5.4	2.1	1.6	9.1
Spinoff-related transaction expenses	—	—	2.1	2.1
Total Non-GAAP adjustments	5.4	2.1	3.7	11.2

Non-GAAP income (loss) from operations	$64.1	$7.0	$(16.6)	$54.5
Non-GAAP operating margin %	4.7%	2.5%	nm	3.3%

Depreciation and amortization	35.1	12.2	1.3	48.6
Investment and other income-net (1)	0.9	—	4.9	5.8
Non-GAAP Adjusted EBITDA	$100.1	$19.2	$(10.4)	$108.9
Non-GAAP Adjusted EBITDA margin %	7.3%	6.8%	nm	6.6%

(1)

Represents amounts in investment and other (income) expense-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets, net amortization and settlements; dividend income from LSC; and proceeds from company-owned life insurance. Non-GAAP adjustments from investment and other (income) expense-net for the three months ended March 31, 2017, included a pre-tax loss of $51.6 million resulting from the sale of the Company’s investment in LSC and a pre-tax gain of $1.3 million related to the Company’s affordable housing investments

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Three Months Ended March 31, 2018
(UNAUDITED)

	Business Services	Marketing Solutions	Consolidated
Reported net sales change	2.9%	3.3%	2.9%
Less:
Year-over-year impact of changes in foreign currency rates	1.9%	---%	1.6%

Net organic sales change	1.0%	3.3%	1.3%

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA
For the Three Months Ended March 31, 2018 and 2017
(UNAUDITED)
(in millions)

	For the Three Months Ended March 31,
	2018	2017

GAAP net loss attributable to RRD common stockholders	$(9.6)	$(50.1)

Adjustments
Income attributable to noncontrolling interests	0.3	0.3
Income tax expense	5.3	0.2
Interest expense - net	41.7	48.3
Depreciation and amortization	47.2	48.6
Restructuring and other-net	0.8	9.1
Loss on debt extinguishment	0.1	—
Loss on sale of LSC shares	—	51.6
Gain from the sale of certain of the Company's affordable housing investments	—	(1.3)
Spinoff-related transaction costs	—	2.1
Net gain on disposal of business	(0.1)	—
Pension settlement charges	0.3	—
Other	—	0.1
Total Non-GAAP adjustments	95.6	159.0

Non-GAAP adjusted EBITDA	$86.0	$108.9

Net sales	$1,707.8	$1,658.9
Non-GAAP adjusted EBITDA margin %	5.0%	6.6%